Exhibit 10.2

Jean-Francois Turgeon

EMPLOYMENT AGREEMENT EXTENSION

Dear JF,

We refer to your Employment Agreement (the “Employment Agreement”), dated as of July 25, 2013, setting forth the terms pursuant to which you are an employee of Tronox LLC (the “Company”).  Pursuant to the terms of the Employment Agreement, you and the Company hereby mutually agree to extend the Term (within the meaning of the Employment Agreement) indefinitely by amending and restating Paragraph 2 of the Employment Agreement in its entirety as follows:

“2.          Term. The term of this Agreement (the “Term”) shall be for a period beginning on January 1, 2014 (the “Commencement Date”), and continuing indefinitely unless earlier terminated in accordance with this Agreement.”

Except as otherwise set forth herein, all other terms and conditions set forth in the Employment Agreement shall continue unless you and the Company shall mutually agree to amend the Employment Agreement pursuant to its terms.

Please confirm your acceptance of the extension of your Employment Agreement as set forth above by signing below.

Best regards,

/s/ Thomas J. Casey
Tom Casey
Chairman and CEO

Agreed and Accepted:	/s/ Jean-Francois Turgeon
Jean-Francois Turgeon
Executive Vice President

Dated: July 13, 2016